Pangaea Logistics Solutions Supports New Ten Year Cargo Contract with Newbuilding High Ice Class Post-Panamaxes

NEWPORT, RI – May 6, 2019 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today the expansion of its high ice class fleet niche with a new ten year contract with its customer Baffinland Iron Mines Corporation (“Baffinland”), and the signing of a contract to build two new post-panamax 95,000 dwt dry bulk vessels at Guangzhou Shipyard International in China to support the new business. Pangaea holds options to build two more vessels at Guangzhou.
Ed Coll, Chief Executive Officer of Pangaea, discussed the contracts with Baffinland and the China State Shipbuilding Corporation-affiliated Guangzhou Shipyard, “We work closely with all of our customers. Our relationship with Baffinland is special because of the extra challenges presented with high arctic shipping. The cargo contract, requiring the building of at least two new vessels with Ice Class 1A classification, marks a significant step forward in our leadership in the ice class part of our business.  The new ships, with a building cost of approximately $38 million each, are Pangaea’s first shipbuilding contracts in China.  Guangzhou Shipyard has a long history of building ships for demanding owners, and they have experience building ice class and polar class vessels for demanding service.  Our ships are custom-designed for the ice trades our Nordic Bulk Carriers subsidiary has developed over the past decade.”
“The new ships, to be delivered in the first half of 2021, will serve: our new ten year contract with Baffinland for summer service in the Canadian Arctic; existing customers who depend on our fleet capabilities in the Baltic Sea winters; and, old and new customers wishing to use the most modern ships to utilize expanding trade routes in high northern latitudes.  The new ship design is a fuel efficient one, making it competitive with non-ice class vessels when not trading in ice, and the ships will comply with all Polar Code requirements for safety and environmental demands.”
Brian Penney, President & CEO of Baffinland Iron Mines Corporation, says “We are excited about this new contract as it supports our plans for growth and extends our cooperation with the Pangaea group.  At Baffinland, we have major expansion plans in place and look to significantly expand our supply chain capabilities to support those plans.  Baffinland’s Mary River direct ship iron ore has the highest iron content in the world and we are very excited about the marketing opportunities that these larger ships present. We are very pleased to partner with a responsible company like Pangea and Nordic Bulk Carriers who, importantly, have operating experience with quality ships in the high Arctic and are respectful of its environment.”

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone.  The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning.  Learn more at www.pangaeals.com.

About Baffinland Iron Mines Corporation
Jointly owned by Nunavut Iron Ore and ArcelorMittal, Baffinland Iron Mines Corporation operates a high-grade iron ore mine located on Baffin Island, Nunavut. Our mine produces the highest grade of direct shipping iron ore in the world. Baffinland has applied for permits to increase annual shipments. Baffinland is committed to operating the Mary River Mine in an environmentally and socially responsible manner that benefits all stakeholders.

Investor Relations Contacts

For Pangaea:
Thomas Rozycki
Prosek Partners
212-279-3115
trozycki@prosek.com

Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com

For Baffinland:
Annu Sira
Director – Corporate HR
Annu.Sira@Baffinland.com
416-364-8820 extension 5083

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.